EXHIBIT 10.11

FIRST AMENDMENT TO
SUBURBAN PROPANE, L.P. 2003 LONG TERM INCENTIVE PLAN
(EFFECTIVE OCTOBER 1, 2002)

Pursuant to Article IX of the Suburban Propane, L.P. 2003 Long Term Incentive Plan, effective October 1, 2002 (the ‘‘Plan’’), the Board of Supervisors of Suburban Propane, L.P. hereby amends the Plan, effective October 17, 2006, as follows:

Article XX is hereby amended to add the following paragraph to the end thereof:

Notwithstanding the above, in the event that a Participant is a ‘‘specified employee’’ as defined in Section 409A(a)(2)(B)(i) of the Code, the distribution of any Unvested Phantom Units that become Vested Phantom Units solely on account of the participant’s Retirement, to the extent that that such distribution is treated as deferred compensation under Section 409A of the Code, shall be delayed until the date that is six months after the date of separation from service.